Exhibit 99.1

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Announces Planned Senior Note Offering

Boston, Massachusetts – January 26, 2004—American Tower Corporation (NYSE: AMT) today announced that it is seeking to raise approximately $225 million through an institutional private placement of senior notes due 2012. In connection with the proposed offering, the company is in the process of amending its credit facilities to, among other things, permit the issuance of the notes. The closing of the offering is expected to occur in early February, subject to market conditions.

The company expects to use the net proceeds of the offering to redeem its outstanding $212.7 million principal amount of 6.25% convertible notes due 2009. The remaining proceeds will be used to repurchase a portion of its other outstanding notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes subject to the proposed private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s notes in particular.